Exhibit 4.26

MULTIPLE INDEBTEDNESS MORTGAGE,	STATE OF LOUISIANA
ASSIGNMENT OF LEASES AND RENTS,	PARISH OF CALCASIEU
SECURITY AGREEMENT AND FIXTURE FILING

BY:	US UNWIRED INC.

IN FAVOR OF:	U.S. BANK NATIONAL ASSOCIATION, IN ITS CAPACITY AS COLLATERAL AGENT

BE IT KNOWN, that on this 15th day of June, 2004 but effective as of June 16, 2004 (the “Effective Date”;

BEFORE ME, the undersigned Notary Public, and in the presence of the undersigned competent witnesses;

PERSONALLY CAME AND APPEARED:

US UNWIRED INC. (TIN: 72-1457316), a corporation duly organized and validly existing under the laws of the State of Louisiana, appearing herein through Robert W. Piper, its President and CEO pursuant to a resolution by its Board of Directors, a certified extract of which is attached hereto and made a part hereof, with a mailing address of 901 Lakeshore Drive, Lake Charles, LA 70601 (“Mortgagor”)

WHO DECLARED THAT:

WHEREAS, U.S. Bank National Association, a national banking association, having an address of Goodwin Square, 225 Asylum Street, Hartford, CT 06103 in its capacity as collateral agent pursuant to the 2010 Indenture, the 2012 Indenture and the Intercreditor Agreement (each as defined below) (together with its successors and assigns in such capacity, “Mortgagee”) accepts this Mortgage;

WHEREAS, Mortgagor, the Guarantors referred to therein and the U.S. Bank National Association as trustee (the “2010 Notes Trustee”) have entered into an indenture dated as of June 16, 2004 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “2010 Indenture”) providing for the issuance by Mortgagor of its First Priority Senior Secured Floating Rate Notes due 2010 (together with all modifications, increases, renewals, substitutions or extensions thereof, the “2010 Notes”);

WHEREAS, Mortgagor, the Guarantors referred to therein and the U.S. Bank National Association as trustee (the “2012 Notes Trustee” and, together with the 2010 Notes Trustee, the “Trustees”) have entered into an indenture dated as of June 16, 2004 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “2012 Indenture” and, together with the 2010 Indenture, the “Indentures”) providing for the issuance by Mortgagor of its 10% Second Priority Senior Secured Notes due 2012 (together with all modifications, increases, renewals, substitutions or extensions thereof, the “2012 Notes” and, together with the 2010 Notes, the “Notes”);

WHEREAS concurrently with the execution and delivery hereof Mortgagor, the Guarantors referred to therein, the 2010 Notes Trustee, the 2012 Notes Trustee and Mortgagee, as

Collateral Agent, are entering into an intercreditor agreement (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Intercreditor Agreement”), providing, inter alia, for certain matters relating to the liens granted hereunder and for the liens granted hereunder for the benefit of the holders of the 2010 Notes to be senior to the liens granted hereunder for the benefit of the holders of the 2012 Notes;

WHEREAS, as a condition precedent to the transactions contemplated by the Indentures, the Mortgagor is required to execute and deliver this Mortgage in favor of Mortgagee;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged,

(1) FOR THE PURPOSE OF SECURING the following (collectively, the “2010 Obligations”):

(a) the payment or performance of all of the Mortgagor’s obligations under the 2010 Indenture and in respect of the 2010 Notes,

(b) the performance and payment of the covenants, agreements and obligations hereinafter contained and all other monies secured hereby, including, without limitation, any and all sums expended by the Mortgagee pursuant to Section 1.11, together with interest thereon, and

(c) the payment of all other First Lien Obligations under and as defined in the Indentures,

the Mortgagor hereby irrevocably assigns, transfers, mortgages, pledges, hypothecates, sets over and confirms unto the Mortgagee on a first priority basis, and grants to Mortgagee a continuing first priority security in, under and subject to the terms and conditions hereinafter set forth and

(2) FOR THE PURPOSE OF SECURING the following (the “2012 Obligations” and, together with the 2010 Obligations, the “Obligations”):

(a) the payment or performance of all of the Mortgagor’s obligations under the 2012 Indenture and in respect of the 2012 Notes, and

(b) the payment of all other Second Lien Obligations under and as defined in the Indentures,

the Mortgagor hereby irrevocably assigns, transfers, mortgages, pledges, hypothecates, sets over and confirms unto the Mortgagee on a second priority basis, and grants to Mortgagee a continuing second priority security in, under and subject to the terms and conditions hereinafter set forth all of the following described property:

(A) the land and premises (collectively, the “Fee Property”) more particularly described on Exhibit A;

(B) each lease agreement (collectively, the “Leases”) more particularly described on Exhibit B affecting the land and premises (collectively, the “Leasehold Property” and the Leases together with the Fee Property are hereinafter referred to as the “Properties”);

TOGETHER WITH all interests, estates or other claims, both in law and in equity, that the Mortgagor now has or may hereafter acquire in (a) the Properties, (b) all easements, rights-of-way and rights used in connection therewith or as a means of access thereto and (c) all servitudes, tenements, hereditaments and appurtenances in any manner belonging, relating or appertaining thereto (all of the foregoing interests, estates and other claims being hereinafter collectively called “Easements and Rights of Way”); and

TOGETHER WITH all estate, right, title and interest of the Mortgagor, now owned or hereafter acquired, in and to any land lying within the right-of-way of any streets, open or proposed, adjoining the Properties, and any and all sidewalks, alleys and strips and gores of land adjacent to or used in connection therewith (all of the foregoing estate, right, title and interest being hereinafter called “Adjacent Rights”); and

TOGETHER WITH all estate, right, title and interest of the Mortgagor, now owned or hereafter acquired, in and to any and all buildings, component parts, other constructions and other improvements now or hereafter located on the Properties and all building materials, building equipment and fixtures of every kind and nature located on the Properties or, attached to, contained in or used in any such buildings and other improvements, and all appurtenances and additions thereto and betterments, substitutions and replacements thereof (all of the foregoing estate, right, title and interest being hereinafter collectively called, “Improvements”); and

TOGETHER WITH all estate, right, title and interest of the Mortgagor in and to all such tangible property now owned or hereafter acquired by the Mortgagor (including all machinery, apparatus, equipment, fittings and articles of personal property) and now or hereafter located on or at or attached to the Properties that an interest in such tangible property arises under applicable real estate law, and any and all products and accessions to any such property that may exist at any time (all of the foregoing estate, right, title and interest, and products and accessions, being hereinafter called “Fixtures”); and

TOGETHER WITH all estate, right, title and interest of the Mortgagor in and to all rights, royalties and profits in connection with all minerals, oil and gas and other hydrocarbon substances on or in the Properties, development rights or credits, air rights, water, water rights (whether riparian, appropriative, or otherwise and whether or not appurtenant) and water stock (all of the foregoing estate, right, title and interest being hereinafter collectively called “Mineral and Related Rights”); and

TOGETHER WITH all reversion or reversions and remainder or remainders of the Properties and Improvements and all estate, right, title and interest of the Mortgagor in and to any and all present and future leases of space in the Properties and Improvements, and all rents, revenues, proceeds, issues, profits, royalties, income and other benefits now or hereafter derived from the Properties, the Improvements and the Fixtures, subject to the right, power and authority hereinafter given to the Mortgagor to collect and apply the same (all of the foregoing reversions, remainders, leases of space, rents, revenues, proceeds, issues, profits, royalties, income and other benefits being hereinafter collectively called “Rents”); and

TOGETHER WITH all estate, right, title and interest and other claim or demand that the Mortgagor now has or may hereafter acquire with respect to any damage to the Properties, the Improvements or the Fixtures and any and all proceeds of insurance in effect with respect to the

Improvements or the Fixtures, and any and all awards made for the taking by eminent domain, or by any proceeding or purchase in lieu thereof, of the Properties, the Improvements or the Fixtures, including without limitation any awards resulting from a change of grade of streets or as the result of any other damage to the Properties, the Improvements or the Fixtures for which compensation shall be given by any governmental authority (all of the foregoing estate, right, title and interest and other claims or demand, and any such proceeds or awards, being hereinafter collectively, called “Damage Rights”); and

TOGETHER WITH all the estate, right, title, interest and other claim of the Mortgagor with respect to any parking facilities located other than on the Properties and used or intended to be used in connection with the operation, ownership or use of the Properties, any and all replacements and substitutions for the same, and any other parking rights, easements, covenants and other interests in parking facilities acquired by the Mortgagor for the use of tenants or occupants of the Improvements (all of the foregoing estate, right, title, interest and other claim being hereinafter collectively called “Parking Rights”); and

TOGETHER WITH all estate, right, title and interest of the Mortgagor with respect to any and all air rights, development rights, zoning rights or other similar rights or interests that benefit or are appurtenant to the Properties or the Improvements (all of the foregoing estate, right, title and interest being hereinafter collectively called “Air and Development Rights”);

All of the foregoing Easements and Rights of Way, Adjacent Rights, Improvements, Fixtures, Minerals and Related Rights, Rents, Damage Rights, Parking Rights and Air and Development Rights being sometimes hereinafter referred to collectively as the “Ancillary Rights and Properties” and the Leases, Properties and Ancillary Rights and Properties being sometimes hereinafter referred to collectively as the “Mortgage Estate”;

PROVIDED ALWAYS, that if the principal of and interest on the Notes and all of the other Obligations shall be paid in full, and the Mortgagor shall abide by and comply with each and every covenant contained herein and in the Loan Instruments (as hereinafter defined), then this Mortgage and the estate hereby granted shall cease, terminate and become void.

The maximum amount of the Obligations secured by this Mortgage is $360,000,000.00.

This Mortgage, the Indentures, that certain Security Agreement dated as of the Effective Date between the Company, the Guarantors party thereto and the Mortgagee (the “Security Agreement”), the Intercreditor Agreement, and any other instrument given to evidence or further secure the payment and performance of any Obligation are sometimes hereinafter collectively referred to as the “Loan Instruments”.

TO PROTECT THE SECURITY OF THIS MORTGAGE, THE MORTGAGOR HEREBY COVENANTS AND AGREES AS FOLLOWS:

ARTICLE 1

Particular Covenants and Agreements of the Mortgagor

Section 1.01. Payment of Secured Obligations. The Mortgagor shall pay when due all Obligations.

Section 1.02. Title, Etc. The Mortgagor represents and warrants that it has good and marketable fee simple title in and to the Fee Property, and that it has a valid interest in the Ancillary Rights and Properties related to the Properties, in each case subject to no mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance or adverse claim of any nature, except those listed as exceptions to title in the title policy insuring the lien or estate created by this Mortgage.

The Mortgagor represents and warrants that (a) each Lease is in full force and effect and, to the Mortgagor’s knowledge, there are no defaults thereunder and no event has occurred and is continuing that with notice or lapse of time or both could reasonably be expected to result in such a default and (b) the Mortgagor is lawfully seized and possessed of a valid and subsisting leasehold estate in and to the Leasehold Properties and is the owner of the related Ancillary Rights and Properties with respect to the Leases, in each case subject to no mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance or adverse claim of any nature (including, without limitation, any thereof affecting the fee title to the Leasehold Properties), except those listed as exceptions to title in the title policy insuring the lien or estate created by this Mortgage.

The Mortgagor represents and warrants that it has the full power and lawful authority to grant, bargain, sell, release, convey, warrant, assign, transfer, mortgage, pledge, set over and confirm unto the Mortgagee the Mortgage Estate as hereinabove provided and warrants that it will forever defend the title to the Mortgage Estate and the validity and priority of the lien or estate hereof against the claims and demands of all persons whomsoever, subject to exceptions to title in the title policy insuring the lien or estate created by this Mortgage.

Section 1.03. Further Assurances; Filing; Re-Filing; Etc.

(a) Further Instruments. The Mortgagor shall execute, acknowledge and deliver, from time to time, such further instruments as the Mortgagee may require to accomplish the purposes of this Mortgage.

(b) Filing and Refiling. The Mortgagor, immediately upon the execution and delivery of this Mortgage, and thereafter from time to time, shall cause this Mortgage, any security agreement or mortgage supplemental hereto and each instrument of further assurance required by the Mortgagee under Section 1.03(a) of this Mortgage to be filed, registered or recorded and refiled, re-registered or re-recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and perfect the lien or estate of this Mortgage upon the Mortgage Estate.

(c) Fees and Expenses. The Mortgagor shall pay all filing, registration and recording fees, all refiling, re-registration and re-recording fees, and all expenses incident to the execution, filing, recording and acknowledgment of this Mortgage, any security agreement or mortgage supplemental hereto and any instrument of further assurance required by the Mortgagee under Section 1.03(a) of this Mortgage, and all Federal, state, parish and municipal stamp taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing and recording of this Mortgage or any of the other Loan Instruments, any security agreement or mortgage supplemental hereto or any instruments of further assurance required by the Mortgagee under Section 1.03(a) of this Mortgage.

Section 1.04. Liens. Except as otherwise provided in the Indentures, the Mortgagor shall not create or suffer to be created any mortgage, deed of trust, lien, security interest, charge or encumbrance upon the Mortgage Estate prior to, on a parity with, or subordinate to the lien of this Mortgage. The Mortgagor shall pay and promptly discharge at the Mortgagor’s cost and expense, any such mortgages, deeds of trust, liens, security interests, charges or encumbrances upon the Mortgage Estate or any portion thereof or interest therein.

Section 1.05. Insurance. The Mortgagor will maintain insurance, with respect to the Mortgage Estate, issued by financially sound and reputable insurers against loss or damage by reason of any Peril (as defined below) in such amounts (subject to such deductibles as shall be satisfactory to the Mortgagor) as shall be reasonable and customary and sufficient to avoid the insured named therein from becoming a co-insurer of any loss under such policy but in any event in an amount at least equal to 80% of the actual replacement cost of the main building comprising the Mortgage Estate (including, without limitation, foundation, footings and excavation costs), subject to deductibles as aforesaid. In addition, the Mortgagor will maintain insurance (i) against claims for bodily injury, death or property damage occurring on, in or about the Mortgage Estate (and adjoining streets, sidewalks and waterways), in such amounts as are then reasonable and customary for property similar in use in the jurisdictions where the Mortgage Estate is located and (ii) such other insurance as generally carried by owners of properties similar to the Mortgage Estate in the jurisdictions where the Mortgage Estate is located, in such amounts and against such risks as are then reasonable and customary for property similar in use. The Mortgagor expressly assumes all risk of loss, including a decrease in the use, enjoyment or value of the Mortgage Estate from any Peril (as defined below), whether or not insurable or insured against.

Such insurance shall be written by financially responsible companies selected by the Mortgagor, and shall name the Mortgagee as loss payee (to the extent covering risk of loss or damage to tangible property) and as an additional named insured as its interests may appear (to the extent covering any other risk). Each policy referred to in this Section 1.05 shall provide that it will not be canceled or reduced, or allowed to lapse without renewal, except after not less than thirty days notice to the Mortgagee and shall also provide that the interests of the Mortgagee and the Secured Parties shall not be invalidated by any act or negligence of the Mortgagor or any Person having an interest in the Mortgage Estate nor by occupancy or use of any of the Mortgage Estate for purposes more hazardous than permitted by such policy nor by any foreclosure or other proceedings relating to the Mortgage Estate. The Mortgagor will advise the Mortgagee promptly of any policy cancellation, reduction or amendment.

On or before the date hereof, the Mortgagor will deliver to the Mortgagee certificates of insurance evidencing the existence of all insurance required to be maintained by the Mortgagor hereunder setting forth the respective coverages, limits of liability, carrier, policy number and period of coverage and showing that such insurance will remain in effect through the December 31 falling at least six months after the date hereof, subject only to the payment of premiums as they become due (and attaching copies of any policies with respect to casualty insurance). Thereafter, on each November 15 in each year (commencing with the first November 15 after the date hereof) the Mortgagor will deliver to the Mortgagee certificates of insurance evidencing that all insurance required to be maintained by the Mortgagor hereunder will be in effect through the December 31 of the calendar year following the calendar year of the current November 15, subject only to the payment of premiums as they become due.

The Mortgagor will not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 1.05 unless the Mortgagee is the named insured thereunder, with loss payable as provided herein. The Mortgagor will immediately notify the Mortgagee whenever any such separate insurance is obtained and shall deliver to the Mortgagee the certificates evidencing the same.

Without limiting the obligations of the Mortgagor under the foregoing provisions of this Section 1.05, in the event the Mortgagor shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section 1.05, then the Mortgagee may, but shall have no obligation so to do, procure insurance covering the interests of the Secured Parties and the Mortgagee in such amounts and against such risks as the Mortgagee shall deem appropriate and the Mortgagor shall reimburse the Mortgagee in respect of any premiums paid by the Mortgagee in respect thereof.

For purposes hereof, the term “Peril” means, collectively, fire, lightning, flood, windstorm, hail, earthquake, explosion, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles and smoke and all other perils covered by the “all-risk” endorsement then in use in the jurisdictions where the Mortgage Estate is located.

Nothing in this Section 1.05 shall be deemed to limit in any respect the obligations of the Mortgagor under the any of the other Loan Instruments.

Section 1.06. Casualty and Condemnation Events.

(a) Casualty and Condemnation. In the event that the Mortgage Estate or any part thereof shall be taken or damaged by reason of any fire or any other casualty, or by reason of any public improvement or condemnation, the Mortgagor shall cause all insurance and other amounts payable as a result of any such casualty or condemnation to be applied to the restoration or repair of that part of the Mortgage Estate affected by such casualty or condemnation, and to the extent that the same shall not so be applied from the date of such casualty or condemnation the Mortgagor shall treat the same as a proceeds of an Asset Sale under and as defined in the Indentures, and shall apply the proceeds thereof in accordance with the applicable provisions of the Indentures.

(b) Foreclosure, Etc. In the event of foreclosure of the lien of this Mortgage or other transfer of title or assignment of the Mortgage Estate in extinguishment, in whole or in part, of the Obligations, all right, title and interest of the Mortgagor in and to all policies of casualty insurance covering all or any part of the Mortgage Estate shall, subject to the rights of the lessors under the Leases, inure to the benefit of and pass to the successors in interest to the Mortgagor or the purchaser or grantee of the Mortgage Estate or any part thereof.

Section 1.07. Maintenance of Mortgage Estate. The Mortgagor shall maintain the Mortgage Estate in good repair, working order and condition, except for reasonable wear and use.

Section 1.08. Compliance With Laws.

(a) Representation. The Mortgagor represents and warrants that except for the matters described in paragraph (b) of this Section 1.08, as to which the provisions of said paragraph (b) shall apply, the Mortgagor and its operations at the Properties currently comply with all laws, ordinances, orders, rules and regulations of all Federal, state, and local governments and of the appropriate departments, commissions, boards and offices thereof, and the orders, rules and regulations of the American Insurance Association or any other body now or hereafter constituted exercising similar functions, that at any time are applicable to the Mortgage Estate.

(b) Compliance with Environmental Laws. The Mortgagor represents and warrants to the Mortgagee that the Mortgagor has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws (as defined below in this Section 1.08(b)) to carry on its business as now being or as proposed to be conducted at the Property. Each of such permits, licenses and authorizations is in full force and effect and the Mortgagor is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

In addition, except as previously disclosed in writing to the Mortgagee:

(1) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Mortgagor to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Mortgagor at the Property or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release (as defined below in this Section 1.08(b)) of any Hazardous Materials (as so defined) generated by the Mortgagor at the Property.

(2) None of the Property constitutes a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, as amended, or under any comparable state or local statute; and

(i) no polychlorinated biphenyls (PCB’s) is or has been present at the Property;

(ii) no asbestos or asbestos-containing materials is or has been present at the Property;

(iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at the Property;

(iv) no Hazardous Materials have been Released at, on or under the Property in a reportable quantity established by statute, ordinance, rule, regulation or order; and

(v) no Hazardous Materials have been otherwise Released at, on or under the Property.

(3) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Mortgagor and the Property is not listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or under the Comprehensive Environmental Response and

Liability Information System, as provided for by 40 C.F.R. § 300.5 or any similar state list of sites requiring investigation or clean-up.

(4) No Liens have arisen under or pursuant to any Environmental Laws on the Property, and no government action has been taken or is in process that could subject the Property to such Liens and the Mortgagor would not be required to place any notice or restriction relating to the presence of Hazardous Materials at the Property in any deed therefor.

(5) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Mortgagor in relation to the Property that have not been made available to the Mortgagee.

As used in this Section 1.08, the following respective terms shall have the following respective meanings:

“Environmental Laws” means any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Hazardous Material” means, collectively, (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCB’s), (ii) any chemicals or other materials or substances that are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law and (iii) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

(c) Notification of Notices and Orders. The Mortgagor shall notify the Mortgagee promptly of any notice or order that the Mortgagor receives from any agency or instrumentality of the Federal, or any state or local, government with respect to the Mortgagor’s compliance with any laws or regulations referred to in this Section 1.08 and promptly take any and all actions necessary to bring its operations at the Property into compliance with such laws or regulations (and shall fully comply with the requirements of such laws or regulations that at any time are applicable to its operations at the Property) all to the extent required under the applicable provisions of the Note Purchase Agreement; provided, that to the extent not inconsistent with the provisions of the Loan Instruments, the Mortgagor at its expense may, after prior notice to the Mortgagee, contest by appropriate legal, administrative or other proceedings conducted in good faith and with due diligence, the validity or application, in whole or in part, of any such laws or regulations so long as (i) neither the Mortgage Estate nor any part thereof or any interest therein, will be sold, forfeited or lost if the Mortgagor pays the amount or satisfies the condition being contested, and the Mortgagor would have the opportunity to do so, in the event of the Mortgagor’s failure to prevail in the contest, (ii) the Mortgagee would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which the Mortgagor has not furnished additional security as provided in clause (iii) below, or to any risk of criminal liability, and neither the Mortgage Estate nor any interest therein would be subject to the imposition of any lien for which the Mortgagor has not furnished additional security as provided in clause (iii) below as a result of the failure to comply with such law or of such proceeding and (iii) the Mortgagor shall have furnished to the Mortgagee additional security in respect of the claim being contested or the loss or damage that may result from the Mortgagor’s failure to prevail in such contest in such amount as may be reasonably requested by the Mortgagee, but only to the extent that such claim or contest and all other then-current claims or contests involve an aggregate amount greater than $500,000.00.

(d) Right to Cure Non-Compliance with Environmental Laws. The Mortgagee, at its election and in its sole discretion may, without obligation to do so, and upon notice to the Mortgagor (except in an emergency), cure any failure on the part of the Mortgagor to comply with any laws or regulations referred to in this Section 1.08, and without limitation, may take any of the following actions:

(i) arrange for the prevention of any Release or threat of Release of Hazardous Substances at the Property, and pay any costs associated with such prevention;

(ii) arrange for the removal or remediation of Hazardous Substances that may be Released or result from a Release at the Property, and pay any costs associated with such removal and/or remediation;

(iii) pay, on behalf of the Mortgagor, any costs, fines or penalties imposed on the Mortgagor by the Federal, or any state or local, government or any representative thereof in connection with such Release or threat of Release of Hazardous Substances; or

(iv) make any other payment or perform any other act that will prevent a lien in favor of any governmental agency from attaching to the Property or the Mortgage Estate.

Any partial exercise by the Mortgagee of the remedies hereinafter set forth, or any partial undertaking on the part of the Mortgagee to cure the Mortgagor’s failure to comply with such laws or regulations, shall not obligate the Mortgagee to complete the actions taken or require the Mortgagee to expend further sums to cure the Mortgagor’s noncompliance; nor shall the exercise of any such remedies operate to place upon the Mortgagee any responsibility for the operation, control, care, management or repair of the Property or make the Mortgagee the “operator” of the Property within the meaning of any Environmental Laws. Any amount paid or costs incurred by the Mortgagee as a result of the exercise by the Mortgagee of any of the rights hereinabove set forth, together with interest thereon at the rate of Post-Petition Interest (as defined in the Intercreditor Agreement), shall be immediately due and payable by the Mortgagor to the Mortgagee, and until paid shall be added to and become a part of the Obligations secured hereby; and the Mortgagee, by making any such payment or incurring any such costs, shall be subrogated to any rights of the Mortgagor to seek reimbursement from any third parties, including, without limitation, a predecessor-in-interest to the Mortgagor’s title who may be a “responsible party” or otherwise liable under any Environmental Law in connection with any such Release or threat of Release of Hazardous Substances.

(e) Environmental Survey and Risk Assessment. If after the occurrence and during the continuance of any Event of Default the Mortgagee desires that an environmental survey and risk assessment with respect to the Property be prepared, the Mortgagor agrees to supply such a survey and risk assessment by an independent engineering firm selected by the Mortgagor and satisfactory to the Mortgagee, in form and detail satisfactory to the Mortgagee (including test borings of the ground and chemical analyses of air, water and waste discharges), estimating current liabilities and assessing potential sources of future liabilities of the Mortgagor or any other owner or operator of the Property under applicable Environmental Laws.

(f) Indemnity. Without limiting any applicable provision of the Loan Instruments, the Mortgagor shall indemnify and hold the Mortgagee harmless from and against any and all losses, liabilities, claims, damages or expenses (including any lien filed against the Property or any part of the Mortgage Estate in favor of any governmental entity, but excluding any loss, liability, claim, damage or expense incurred by reason of the gross negligence or willful misconduct of the Mortgagee) arising under any Environmental Law as a result of the past, present or future operations of the Mortgagor (or any predecessor in interest to the Mortgagor), or the past, present or future condition of the Property, or any Release or threatened Release of any Hazardous Materials from the Property, excluding any such Release or threatened Release that shall occur during any period when the Mortgagee shall be in possession of the Property following the exercise by the Mortgagee of any of its rights and remedies hereunder, but including any such Release or threatened Release occurring during such period that is a continuation of conditions previously in existence, or of practices employed by the Mortgagor, at the Property.

Section 1.09. Inspection of the Properties. The Mortgagor will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Mortgagor will permit any representatives designated by the Mortgagee or any Secured Party, upon reasonable prior notice, to visit and inspect the Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, employees and independent accountants, all at such reasonable times and as often as requested at the Mortgagor’s sole expense.

Section 1.10. Estoppel Certificates. The Mortgagor, within five business days upon request in person or within ten business days upon request by mail, shall furnish the Mortgagee a written statement, duly acknowledged, of the amount of the Obligations then secured by this Mortgage and whether any offsets or defenses exist against any such Obligations.

Section 1.11. Actions to Protect Mortgage Estate. If the Mortgagor shall fail to (a) perform and observe any of the terms, covenants or conditions required to be performed or observed by it under any Lease, (b) effect the insurance required by Section 1.06 or (c) perform or observe any of its other covenants or agreements hereunder, the Mortgagee may, without obligation to do so, and upon notice to the Mortgagor (except in an emergency) effect or pay the same. To the maximum extent permitted by law, all sums, including reasonable attorneys’ fees and disbursements, so expended or expended to sustain the lien or estate of this Mortgage or its priority, or to protect or enforce any of the rights hereunder, or to recover any of the Obligations, shall be a lien on the Mortgage Estate, shall be deemed to be added to the Obligations secured hereby, and shall be paid by the Mortgagor within ten days after demand therefor, together with interest thereon at the rate of Post-Petition Interest (as defined in the Intercreditor Agreement).

Section 1.12. Leasehold Interests.

(a) Leasehold Interests Generally. The Mortgagor shall timely perform and observe all of the terms, covenants and conditions required to be performed and observed by the Mortgagor under the Leases, the failure of which to perform or observe could reasonably be expected to result in a material adverse effect on the Mortgage Estate, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (ii) promptly notify the Mortgagee of any default by the Mortgagor under any Lease in the performance of any of the terms, covenants or conditions on the part of the Mortgagor to be performed or observed thereunder or of the giving of any notice by the lessor to the Mortgagor of any default under any Lease or of the lessor’s intention to exercise any remedy reserved to the lessor thereunder, and (iii) promptly cause a copy of each such notice given by the lessor under any Lease to the Mortgagor to be delivered to the Mortgagee.

(b) Right to Cure Defaults. If the Mortgagor shall fail promptly to perform or observe any of the terms, covenants or conditions required to be performed by it under any Lease, which if not performed could reasonably be expected to result in a material adverse effect on the Mortgage Estate, including, without limitation, payment of all rent and other charges due thereunder, the Mortgagee may, without obligation to do so, and upon reasonable prior notice to the Mortgagor (except in an emergency), take such action as is appropriate to cause such terms, covenants or conditions to be promptly performed or observed on behalf of the Mortgagor but no such action by the Mortgagee shall release the Mortgagor from any of its obligations under this Mortgage. Upon receipt by the Mortgagee from the lessor under a Lease of any notice of default by the Mortgagor thereunder, the Mortgagee may rely thereon and take any action as aforesaid to cure such default even though the existence of such default or the nature thereof be questioned or denied by the Mortgagor or by any party on behalf of the Mortgagor.

(c) No Modification Without Consent. The Mortgagor shall not surrender its leasehold estate and interests under any Lease, nor terminate or cancel any Lease, and the Mortgagor shall not modify, change, supplement, alter or amend any Lease orally or in writing, if such modification, change, supplement, alteration or amendment could reasonably be expected to result in a material adverse effect on the Mortgage Estate, and, except as provided above, the Mortgagor does hereby expressly release, relinquish and surrender unto the Mortgagee all its right, power and authority, if any, to modify, change, supplement, alter or amend any Lease in any way, and any attempt on the part of the Mortgagor to exercise any such right without the consent of the Mortgagee shall be null and void.

(d) Release or Forbearance. No release or forbearance of any of the Mortgagor’s obligations under any Lease, pursuant to the terms thereof or otherwise, shall release the Mortgagor from any of its obligations under this Mortgage.

(e) No Merger of Interests. Neither the fee title to the property demised by any Lease nor the leasehold estate created by any Lease shall merge, but shall always remain separate and distinct, notwithstanding the union of the aforesaid estates either in the lessor or the Mortgagor under such Lease or in a third party by purchase or otherwise, unless the Mortgagee shall, at its option, execute and record a document evidencing its intent to merge such estates. If the Mortgagor acquires the fee title or any other estate, title or interest in any Leasehold Property covered by any Lease, this Mortgage shall attach to, be a lien upon and spread to the fee title or such other estate so acquired, and such fee title or other estate shall, without further assignment, mortgage or conveyance, become and be subject to the lien of this Mortgage. The Mortgagor shall notify the Mortgagee of any such acquisition by the Mortgagor and, on written request by the Mortgagee, shall cause to be executed and recorded all such other and further assurances or other instruments in writing as may in the reasonable opinion of the Mortgagee be required to carry out the intent and meaning hereof.

(f) Obligations of Lessor. The Mortgagor shall enforce the obligations of the lessor under each Lease to the end that the Mortgagor may enjoy all of the rights granted to it under such Lease, which if unavailable to Mortgagor could reasonably be expected to have a material adverse effect on the Mortgage Estate, and shall promptly notify the Mortgagee of any default by the lessor under any Lease, in the performance or observance of any of the material terms, covenants and conditions on the part of the lessor to be performed or observed under such Lease and the Mortgagor shall promptly advise the Mortgagee of the occurrence of any event of default under any Lease that could reasonably be expected to have a material adverse effect on the Mortgage Estate.

(g) No-Default Certificates. The Mortgagor shall use reasonable efforts to obtain from the lessor under any Lease and deliver to the Mortgagee, within thirty days after demand from the Mortgagee, a statement in writing certifying that such Lease is unmodified and in full force and effect and the dates to which the rent and other charges, if any, have been paid in advance, and stating whether or not, to the best knowledge of the signer of such certificate, the Mortgagor is in default in the performance of any covenant, agreement or condition contained in such Lease, and, if so, specifying each such default of which the signer may have knowledge.

(h) Renewals and Extensions. Unless the exercise of any option, now existing or hereafter created, to renew or extend the term of any Lease would, in the Mortgagor’s reasonable business judgment, be inadvisable, the Mortgagor shall, at least ninety days prior to the last day upon which the Mortgagor may validly exercise such option, (i) exercise such option in such manner as will cause the term of such Lease to be effectively renewed or extended for the period provided by such option and (ii) give immediate notice thereof to the Mortgagee, it being understood that in the event of the failure of the Mortgagor to do so, the Mortgagee shall have, and is hereby granted, the irrevocable right to exercise any such option, either in its own name and behalf, or in the name and behalf of the Mortgagor, as the Mortgagee shall in its reasonable discretion determine.

Section 1.13. Defaults; Foreclosure.

(a) Confession of Judgment. Mortgagor acknowledges the Obligations secured hereby, whether now existing or to arise hereafter, and confesses judgment thereon if the Obligations are not paid in accordance with its terms. Should Mortgagor fail to comply with the Obligations herein undertaken, or any obligation secured by this mortgage or by pledge or a security interest in the Loan Instruments described above, or breach this contract in any way, Mortgagee shall have the option to accelerate the maturity of the Notes and any other amounts due under this contract and the same shall be due and payable immediately. Upon Mortgagor’s default, Mortgagee may, without making a demand and without putting in default, seize all or part of the Mortgage Estate and have it sold by executory process or any other legal process.

(b) Certain Waivers. Mortgagor hereby expressly waives: (i) the benefit of appraisement as provided in LSA – C.C.P. Articles 2332, 2336, 2723 and 2724 and all other laws conferring the same; (ii) the demand for payment and the delay of three days accorded by LSA – C.C.P. Articles 2639 and 2721; (iii) the delay of three days accorded by LSA – C.C.P. Articles 2331 and 2722 and (iv) the benefit of any other articles of the Louisiana Code of Civil Procedure or laws relating to the rights of appraisement, notice, or delay; and Mortgagor expressly agrees to the immediate seizure of the property in the event of suit hereon.

(c) Certain Evidentiary Matters. Mortgagor further agrees that in the event any proceedings are instituted to enforce this mortgage either by executory process or by ordinary suit, any and all declarations of fact made by authentic act by a person declaring such facts lie within his knowledge shall constitute authentic evidence of such facts for the purpose of the proceeding.

(d) Mortgagee as Keeper. Mortgagee may elect to serve as keeper or designate the keeper and if Mortgagee so elects, Mortgagor hereby expressly authorizes and appoints the Mortgagee or its designee as the keeper of the property pursuant to La. R.S. 9:5136. et seq. The compensation of the keeper is hereby fixed at 1% of the amount due or sued for, or claimed or sought to be protected or enforced, and shall be secured by the lien of this mortgage.

ARTICLE 2

Assignment of Rents, Issues and Profits

Section 2.01. Assignment of Rents, Issues and Profits. The Mortgagor hereby assigns, pledges and transfers to the Mortgagee, FOR THE PURPOSE OF SECURING the Obligations, all Rents, and hereby gives to and confers upon the Mortgagee the right, power and authority to collect the same. The Mortgagor irrevocably appoints the Mortgagee its true and lawful attorney-in-fact, at its option at any time and from time to time following the occurrence and during the continuance of an Event of Default, to demand, receive and enforce payment, to give receipts, releases and satisfactions, and to sue, in the name of the Mortgagor or otherwise, for Rents and apply the same to the Obligations as provided in paragraph (a) of Section 4.03; provided, however, that the Mortgagor shall have the right to collect Rents at any time prior to the occurrence of an Event of Default (but not more than one month in advance, except in the case of security deposits).

Section 2.02. Collection Upon Default. To the extent permitted by law, upon the occurrence of any Event of Default, the Mortgagee may, at any time without notice, either in person, by agent or by a receiver appointed by a court, and without regard to the adequacy of any security for the Obligations or the solvency of the Mortgagor, enter upon and take possession of the Properties, the Improvements and the Fixtures or any part thereof, in its own name, sue for or otherwise collect Rents including those past due and unpaid, and, apply the same, less costs and expenses of operation and collection, including attorneys’ fees and disbursements, to the payment of the Obligations as provided in paragraph (a) of Section 4.03, and in such order as the Mortgagee may determine. The collection of Rents or the entering upon and taking possession of the Properties, the Improvements or the Fixtures or any part thereof, or the application thereof as aforesaid, shall not cure or waive any Event of Default or notice thereof or invalidate any act done in response to such Event of Default or pursuant to notice thereof.

ARTICLE 3

Security Agreement

Section 3.01. Creation of Security Interest. The Mortgagor hereby grants to the Mortgagee a security interest in the Fixtures for the purpose of securing the Obligations. The Mortgagee shall have, in addition to all rights and remedies provided herein and in the other Loan Instruments, all the rights and remedies of a secured party under the Uniform Commercial Code of the state in which the applicable portion of the Fixtures is located.

Section 3.02. Warranties, Representations and Covenants. The Mortgagor hereby warrants, represents and covenants that: (a) all covenants and obligations of the Mortgagor contained herein relating to the Mortgage Estate shall be deemed to apply to the Fixtures whether or not expressly referred to herein and (b) this Mortgage constitutes a security agreement and “fixture filing” as those terms are used in the applicable Uniform Commercial Code. Information relative to the security interest created hereby may be obtained by application to the Mortgagee (secured party), at the mailing address set forth on Page 1 hereof. The mailing address of the Mortgagor (debtor) is set forth on Page 1 hereof.

ARTICLE 4

Defaults; Remedies

Section 4.01. Defaults. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) the Mortgagor shall default in the payment when due (whether at stated maturity or at mandatory or optional prepayment) of any principal of or interest on any of the loans or other indebtedness constituting part of the Obligations hereunder;

(b) any representation, warranty or certification made or deemed made herein (or in any modification or supplement hereto) by the Mortgagor, or any certificate furnished to the Mortgagee pursuant to the provisions hereof, shall prove to have been false or misleading as of the time made or furnished in any material respect;

(c) the Mortgagor shall default in the performance of any of its obligations under any provision hereof and such default shall continue unremedied for a period of five days after notice thereof to the Mortgagor by the Mortgagee;

(d) the Mortgagor shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

(e) the Mortgagor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(f) a proceeding or case shall be commenced, without the application or consent of the Mortgagor, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Mortgagor or of all or any substantial part of its property, or (iii) similar relief in respect of the Mortgagor under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Mortgagor shall be entered in an involuntary case under the Bankruptcy Code;

(g) a reasonable basis shall exist for the assertion against the Mortgagor of (or there shall have been asserted against the Mortgagor) claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by the Mortgagor, or any other person, with respect to the Property or Improvements, which claims or liabilities (insofar as they are payable by the Mortgagor but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy persons jointly and severally liable therefor), in the judgment of the Mortgagee are likely to be determined adversely to the Mortgagor, and the amount thereof is, singly or in the aggregate, likely to materially adversely affect the value of the Property or Improvements; or

(h) any other event or condition shall occur that constitutes an “Event of Default” under and as defined in any of the other Loan Instruments shall occur and be continuing;

THEREUPON, (1) in the case of an Event of Default other than one referred to in clause (e) or (f) of this Section 4.01 the Mortgagee may, by notice to the Mortgagor, declare the principal amount then outstanding of, and the accrued interest on, the loans and other indebtedness constituting the Obligations hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which have been expressly waived by the Mortgagor; and (2) in the case of the occurrence of an Event of Default referred to in clause (e) or (f) of this Section 4.01, the principal amount then outstanding of, and the accrued interest on, the loans and other indebtedness constituting the Obligations hereunder shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which have been expressly waived by the Mortgagor.

Section 4.02. Default Remedies.

(a) Remedies Generally. If an Event of Default shall have occurred and be continuing, this Mortgage may, to the maximum extent permitted by law, be enforced, and the Mortgagee may exercise any right, power or remedy permitted to it hereunder, under the Indentures or under any of the other Loan Instruments or by law, including foreclosure of the Mortgage Estate by executory or ordinary process, and, without limiting the generality of the foregoing, the Mortgagee may, personally or by its agents, to the maximum extent permitted by law:

(i) enter into and take possession of the Mortgage Estate or any part thereof, exclude the Mortgagor and all persons claiming under the Mortgagor whose claims are junior to this Mortgage, wholly or partly therefrom, and use, operate, manage and control the same either in the name of the Mortgagor or otherwise as the Mortgagee shall deem best, and upon such entry, from time to time at the expense of the Mortgagor and the Mortgage Estate, make all such repairs, replacements, alterations, additions or improvements to the Mortgage Estate or any part thereof as the Mortgagee may deem proper and, whether or not the Mortgagee has so entered and taken possession of the Mortgage Estate or any part thereof, collect and receive all Rents and apply the same to the payment of all expenses that the Mortgagee may be authorized to make under this Mortgage, the remainder to be applied to the payment of the Obligations until the same shall have been repaid in full; if the Mortgagee demands or attempts to take possession of the Mortgage Estate or any portion thereof in the exercise of any rights hereunder, the Mortgagor shall promptly turn over and deliver complete possession thereof to the Mortgagee; and

(ii) personally or by agents, with or without entry, if the Mortgagee shall deem it advisable:

(x) sell the Mortgage Estate at a sale or sales held at such place or places and time or times and upon such notice and otherwise in such manner as may be required by law, or, in the absence of any such requirement, as the Mortgagee may deem appropriate, and from time to time adjourn any such sale by announcement at the time and place specified for such sale or for such adjourned sale without further notice, except such as may be required by law;

(y) proceed to protect and enforce its rights under this Mortgage, by suit for specific performance of any covenant contained herein or in the Loan Instruments or in aid of the execution of any power granted herein or in the Loan Instruments, or for the foreclosure of this Mortgage (as a mortgage or otherwise) and the sale of the Mortgage Estate under the judgment or decree of a court of competent jurisdiction, or for the enforcement of any other right as the Mortgagee shall deem most effectual for such purpose, provided, that in the event of a sale, by foreclosure or otherwise, of less than all of the Mortgage Estate, this Mortgage shall continue as a lien on, and security interest in, the remaining portion of the Mortgage Estate; or

(z) exercise any or all of the remedies available to a secured party under the applicable Uniform Commercial Code, including, without limitation:

(1) either personally or by means of a court appointed receiver, take possession of all or any of the Fixtures and exclude therefrom the Mortgagor and all persons claiming under the Mortgagor, and thereafter hold, store, use, operate, manage, maintain and control, make repairs, replacements, alterations, additions and improvements to and exercise all rights and powers of the Mortgagor in respect of the Fixtures or any part thereof; if the Mortgagee demands or attempts to take possession of the Fixtures in the exercise of any rights hereunder, the Mortgagor shall promptly turn over and deliver complete possession thereof to the Mortgagee;

(2) without notice to or demand upon the Mortgagor, make such payments and do such acts as the Mortgagee may deem necessary to protect its security interest in the Fixtures, including, without limitation, paying, purchasing, contesting or compromising any encumbrance that is prior to or superior to the security interest granted hereunder, and in exercising any such powers or authority paying all expenses incurred in connection therewith;

(3) require the Mortgagor to assemble the Fixtures or any portion thereof, at a place designated by the Mortgagee and reasonably convenient to both parties, and promptly to deliver the Fixtures to the Mortgagee, or an agent or representative designated by it; the Mortgagee, and its agents and representatives, shall have the right to enter upon the premises and property of the Mortgagor to exercise the Mortgagee’s rights hereunder; and

(4) sell, lease or otherwise dispose of the Fixtures, with or without having the Fixtures at the place of sale, and upon such terms and in such manner as the Mortgagee may determine (and the Mortgagee or any Secured Party may be a purchaser at any such sale).

(b) Appointment of Receiver. If an Event of Default shall have occurred and be continuing, the Mortgagee, to the maximum extent permitted by law, shall be entitled, as a matter of right, to the appointment of a receiver or keeper of the Mortgage Estate, without notice or demand, and without regard to the adequacy of the security for the Obligations or the solvency of the Mortgagor. The Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor. Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of the Mortgagee in case of entry and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgage Estate, unless such receivership is sooner terminated.

(c) Rents. If an Event of Default shall have occurred and be continuing, the Mortgagor shall, to the maximum extent permitted by law, pay monthly in advance to the Mortgagee, or to any receiver appointed at the request of the Mortgagee to collect Rents, the fair and reasonable rental value for the use and occupancy of the Properties, the Improvements and the Fixtures or of such part thereof as may be in the possession of the Mortgagor. Upon default in the payment thereof, the Mortgagor shall vacate and surrender possession of the Properties, the Improvements and the Fixtures to the Mortgagee or such receiver, and upon a failure so to do may be evicted by summary proceedings.

(d) Sale. In any sale under any provision of this Mortgage or pursuant to any judgment or decree of court, the Mortgage Estate, to the maximum extent permitted by law, may be sold in one or more parcels or as an entirety and in such order as the Mortgagee may elect, without regard to the right of the Mortgagor or any person claiming under the Mortgagor to the marshalling of assets. The purchaser at any such sale shall take title to the Mortgage Estate or the part thereof so sold free and discharged of the estate of the Mortgagor therein, the purchaser being hereby discharged from all liability to see to the application of the purchase money. Any person, including the Mortgagee or any Secured Party, may purchase at any such sale. Upon the completion of any such sale by virtue of this Section 4.02 the Mortgagee shall execute and deliver to the purchaser an appropriate instrument that shall effectively transfer all of the Mortgagor’s estate, right, title, interest, property, claim and demand in and to the Mortgage Estate or portion thereof so sold, but without any covenant or warranty, express or implied. The Mortgagee is hereby irrevocably appointed the attorney-in-fact of the Mortgagor in its name and stead to make all appropriate transfers and deliveries of the Mortgage Estate or any portions thereof so sold and, for that purpose, the Mortgagee may execute all appropriate instruments of transfer, and may substitute one or more persons with like power, the Mortgagor hereby ratifying and confirming all that said attorneys or such substitute or substitutes shall lawfully do by virtue hereof. Nevertheless, the Mortgagor shall ratify and confirm, or cause to be ratified and confirmed, any such sale or sales by executing and delivering, or by causing to be executed and delivered, to the Mortgagee or to such purchaser or purchasers all such instruments as may be advisable, in the judgment of the Mortgagee, for such purpose, and as may be designated in such request. Any sale or sales made under or by virtue of this Mortgage, to the extent not prohibited by law, shall operate to divest all the estate, right, title, interest, property, claim and demand whatsoever, whether at law or in equity, of the Mortgagor in, to and under the Mortgage Estate, or any portions thereof so sold, and shall be a perpetual bar both at law and in equity against the Mortgagor and against any and all persons claiming or who may claim the same, or any part thereof, by, through or under the Mortgagor. The powers and agency herein granted are coupled with an interest and are irrevocable.

(e) Possession of Loan Instruments Not Necessary. All rights of action under the Loan Instruments and this Mortgage may be enforced by the Mortgagee without the possession of the Loan Instruments and without the production thereof at any trial or other proceeding relative thereto.

Section 4.03. Application of Proceeds.

(a) Application of Proceeds Generally. The proceeds of any sale made either under the power of sale hereby given or under a judgment, order or decree made in any action to foreclose or to enforce this Mortgage, or of any monies held by the Mortgagee hereunder shall, to the maximum extent permitted by law, be applied:

(i) first to the payment of all costs and expenses of such sale, including the Mortgagee’s attorneys’ fees and disbursements;

(ii) then to the payment of all charges, expenses and advances incurred or made by the Mortgagee in order to protect the lien and estate of this Mortgage or the security afforded hereby;

(iii) then to the payment in full of the Obligations, in accordance with the Intercreditor Agreement and the Indentures;

and after payment in full of all Obligations any surplus remaining shall be paid to the Mortgagor or to whomsoever may be lawfully entitled to receive the same.

(b) Liability for Deficiencies. No sale or other disposition of all or any part of the Mortgage Estate pursuant to Section 4.02 shall be deemed to relieve the Mortgagor of its obligations under the Indentures or any other Loan Instrument except to the extent the proceeds thereof are applied to the payment of such obligations. If the proceeds of sale, collection or other realization of or upon the Mortgage Estate are insufficient to cover the costs and expenses of such realization and the payment in full of the Obligations, the Mortgagor shall remain liable for any deficiency.

Section 4.04. Right to Sue. The Mortgagee shall have the right from time to time to sue for any sums required to be paid by the Mortgagor under the terms of this Mortgage as the same become due, without regard to whether or not the Obligations shall be, or have become, due and without prejudice to the right of the Mortgagee thereafter to bring any action or proceeding of foreclosure or any other action upon the occurrence of any Event of Default existing at the time such earlier action was commenced.

Section 4.05. Powers of the Mortgagee. The Mortgagee may at any time or from time to time in accordance with the Indentures renew or extend this Mortgage or (with the agreement of the Mortgagor) alter or modify the same in any way, or waive any of the terms, covenants or conditions hereof or thereof, in whole or in part, and may release any portion of the Mortgage Estate or any other security, and grant such extensions and indulgences in relation to the Obligations, or release any person liable therefor as the Mortgagee may determine without the consent of any junior lienor or encumbrancer, without any obligation to give notice of any kind thereto, without in any manner affecting the priority of the lien and estate of this Mortgage on or in any part of the Mortgage Estate, and without affecting the liability of any other person liable for any of the Obligations.

Section 4.06. Remedies Cumulative.

(a) Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Mortgagee is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Mortgage, or under applicable law, whether now or hereafter existing; the failure of the Mortgagee to insist at any time upon the strict observance or performance of any of the provisions of this Mortgage or to exercise any right or remedy provided for herein or under applicable law, shall not impair any such right or remedy nor be construed as a waiver or relinquishment thereof.

(b) Other Security. To the maximum extent permitted by applicable law: (i) the Mortgagee shall be entitled to enforce payment and performance of any of the obligations of the Mortgagor and to exercise all rights and powers under this Mortgage or under any Loan Instrument or any laws now or hereafter in force, notwithstanding that some or all of the Obligations may now or hereafter be otherwise secured, whether by mortgage, deed of trust, pledge, lien, assignment or otherwise; (ii) neither the acceptance of this Mortgage nor its enforcement, whether by court action or pursuant to the power of sale or other powers herein contained, shall prejudice or in any manner affect the Mortgagee’s right to realize upon or enforce any other security now or hereafter held by the Mortgagee, it being stipulated that the Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by the Mortgagee in such order and manner as the Mortgagee, in its sole discretion, may determine; and (iii) every power or remedy given by the Indentures, this Mortgage or any of the other Loan Instruments to the Mortgagee, or to which the Mortgagee is otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by the Mortgagee, and the Mortgagee may pursue inconsistent remedies.

Section 4.07. Waiver of Stay, Extension, Moratorium Laws; Equity of Redemption. To the maximum extent permitted by law, the Mortgagor shall not at any time insist upon, or plead, or in any manner whatever claim or take any benefit or advantage of any applicable present or future stay, extension or moratorium law, that may adversely affect the observance or performance of the provisions of this Mortgage; nor claim, take or insist upon any benefit or advantage of any present or future law providing for the valuation or appraisal of the Mortgage Estate or any portion thereof prior to any sale or sales thereof that may be made under or by virtue of Section 4.02; and the Mortgagor, to the extent that it lawfully may, hereby waives all benefit or advantage of any such law or laws. The Mortgagor for itself and all who may claim under it, hereby waives, to the maximum extent permitted by applicable law, any and all rights and equities of redemption from sale under the power of sale created hereunder or from sale under any order or decree of foreclosure of this Mortgage and (if an Event of Default shall have occurred) all notice or notices of seizure, and all right to have the Mortgage Estate marshalled upon any foreclosure hereof. The Mortgagee shall not be obligated to pursue or exhaust its rights or remedies as against any other part of the Mortgage Estate and the Mortgagor hereby waives any right or claim of right to have the Mortgagee proceed in any particular order.

ARTICLE 5

Miscellaneous

Section 5.01. Release by the Mortgagee. Upon the full payment and performance of the Obligations, the Mortgagee shall release the lien of this Mortgage, or upon the request of the Mortgagor, and at the Mortgagor’s expense, assign this Mortgage without recourse to the Mortgagor’s designee, or to the person or persons legally entitled thereto, by an instrument duly acknowledged in form for recording.

Section 5.02. Notices. All notices, demands, consents, requests or other communications that are permitted or required to be given by any party to the other hereunder shall be in writing and given in the manner specified in the Intercreditor Agreement.

Section 5.03. Amendments; Waivers; Etc. This Mortgage cannot be modified, changed or discharged except by an agreement in writing, duly acknowledged in form for recording, signed by the Mortgagor and the Mortgagee.

Section 5.04. Successors and Assigns. This Mortgage applies to, inures to the benefit of and binds the Mortgagor and the Mortgagee and their respective successors and assigns and shall run with the Properties.

Section 5.05. Captions. The captions or headings at the beginning of Articles, Sections and paragraphs hereof are for convenience of reference and are not a part of this Mortgage.

Section 5.06. Severability. If any term or provision of this Mortgage or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Mortgage, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Mortgage shall be valid and enforceable to the maximum extent permitted by law. If any portion of the Obligations shall for any reason not be secured by a valid and enforceable lien upon any part of the Mortgage Estate, then any payments made in respect of the Obligations (whether voluntary or under foreclosure or other enforcement action or procedure or otherwise) shall, for purposes of this Mortgage (except to the extent otherwise required by applicable law) be deemed to be made (i) first, in respect of the portion of the Obligations not secured by the lien of this Mortgage, (ii) second, in respect of the portion of the Obligations secured by the lien of this Mortgage, but which lien is on less than all of the Mortgage Estate, and (iii) last, to the portion of the Obligations secured by the lien of this Mortgage, and which lien is on all of the Mortgage Estate.

Section 5.07. The Collateral Agent. Article II of the Intercreditor Agreement shall be a part of this Mortgage as if each Section of such Article were incorporated herein.

[Signature Page Follows]

THUS DONE AND PASSED, in the State of Louisiana, Parish of Calcasieu, on the 15th day of June, 2004, but effective as of the Effective Date, before me, the undersigned Notary Public, duly commissioned and qualified in and for the jurisdiction set forth above, and in the presence of the undersigned competent witnesses, who hereunder sign their names with the said Mortgagor and me, Notary, after due reading of the whole.

WITNESSES:	US UNWIRED INC., a Louisiana corporation

/s/ illegible signature
Name:	By:	/s/ Robert Piper
Name: Robert Piper
Title: President & Chief Executive Officer

/s/ illegible signature
Name:	Address:	901 Lakeshore Drive
Lake Charles, LA 70601

/s/ Sheila King
NOTARY PUBLIC

Printed Name: Sheila King

My Commission Expires: at death

Exhibit A

DESCRIPTION OF FEE PROPERTY

TRACT NO 1:

(Fee Simple)

Beginning 75 feet East of the intersection of Old North Court Street (now West Kirby Street) and the East line of Front Street (now Lakeshore Drive), then easterly 125.3 feet, more or less, to Ward’s Alley (now Pithon Street) then Northerly along Ward’s Alley (now Pithon Street) 66-2/3 feet, more or less, to that certain property owned by Woodbrook Enterprises, et al., which has been leased to the Calcasieu Savings and Loan Association as shown by that certain memorandum of lease recorded bearing File No. 1295546; then Westerly parallel to Old Court Street (now West Kirby Street) along the South line of the said Woodbrook Enterprises, et al., property 125.3 feet; then Southerly 66-2/3 feet, more or less to the point of commencement; and also any other property or property rights owned, claimed, or possessed by Vendor in that block bounded by Ward’s Alley (now Pithon Street), Pujo Street, Lakeshore Drive and West Kirby Streets in Lake Charles, Louisiana; together with all improvements situated thereon, and all rights pertaining thereto, which Tract No. 1 is more particularly described according to a map of survey made by D. W. Jessen, Jr., Registered Professional Land Surveyor, dated August 3, 1992, revised September 17, 1992, resurveyed April 19, 1999, and certification revised November 19, 1999 (the “Jessen Survey of Tracts 1 through 3”) as follows:

Commence at the northwest intersection of West Kirby (formerly Old North Court Street) with Pithon Street (formerly Ward’s Alley) which Point of Beginning is marked by a brass screw set in lead then proceed along the westerly right of way line of Pithon Street North 11º 41’ 59” West a distance of 69.1 feet to a point and corner marked by a ½” rod set at back of curb;

then proceed South 78º 38’ 39” West a distance of 121.6 feet to a point and corner marked by a 3/4” rod;

then proceed South 11º 51’ 46” East a distance of 69.6 feet to the northerly right of way line of West Kirby Street marked by a 60# nail in joint in concrete;

then proceed along the northerly right of way line of West Kirby Street North 78º 25’ 03” East a distance of 121.4 feet to the Point of Beginning.

TRACT NO. 4(A):

(Fee Simple)

The following described property situated in the Parish of Calcasieu, State of Louisiana:

That certain tract of land on the West side of Ryan Street in the City of Lake Charles, Louisiana, commencing at a point on the West side of Ryan Street 124.95 feet (125 feet per record title) measured along Ryan Street Northerly of West Kirby Street (formerly North Court Street);

then Northerly on the West side of Ryan Street 25 feet;

Schedule I

then Westerly parallel to West Kirby Street (formerly North Court Street) 71 feet;

then Southerly parallel to Ryan Street 25 feet;

then Easterly parallel to West Kirby Street (formrly North Court Street) 71 feet to point of commencement;

as more particularly described according to a map of survey made by D.W. Jessen, Jr., Registered Professional Land Surveyor, entitled “Premier Bank Boundary Survey October 8, 1992, Resurveyed Tracts 4 Thru 9 and Surveyed Tract 10 March 14, 1999, Resurveyed Tract 10 and Revised Plat July 28, 1999, Revised to Show Boundary Agreement Lines November 10, 1999, Revised Certification November 19, 1999, and Revised to Add Note on Description Tract 8, Parcel 4 January 7, 2000” (the “Jessen Survey of Tracts 4 through 10”).

TRACT NO. 4(B):

(Fee Simple)

The following described property situated in the Parish of Calcasieu, State of Louisiana:

Commencing at a point on the West side of Ryan Street in the City of Lake Charles, Louisiana, which said point is 149.95 feet (150 feet per record title) measured along Ryan Street Northerly of West Kirby Street (formerly North Court Street);

then Northerly on the West side of Ryan Street 30 feet;

then Westerly parallel to West Kirby Street (formerly North Court Street) 71 feet;

then Southerly parallel to Ryan Street 30 feet;

then Easterly parallel to West Kirby Street (formerly North Court Street) 71 feet to point of commencement;

as more particularly described on the Jessen Survey of Tracts 4 through 10.

TRACT NO. 5:

(Fee Simple)

The following described property situated in the Parish of Calcasieu, State of Louisiana:

That certain lot or parcel of land situated in the City of Lake Charles, Louisiana, lying at the corner of Pithon Street (formerly Ward’s Alley) and Kirby Street (formerly referred to as the Court House Square), having a front of 66.67 feet on Kirby Street (formerly referred to as the Court House Square) by a depth of one hundred and two (102) feet between parallel lines; bounded on the North by the property of Dr. E.J. Lyons, East by the property of Green Hall (or his heirship), South by Kirby Street (formerly referred to as the Court House Square), and West by Pithon Street (formerly Ward’s Alley), together with all the buildings and improvements thereon situated, LESS AND EXCEPT that portion of said lot or parcel presently being used and occupied as Kirby Street (formerly Ward’s Alley) and said portion being described as:

Commence at the Southwest corner of said lot or parcel;

Schedule I

then East along the North line of Kirby Street 5.37 feet;

then North parallel to and 5.37 feet Easterly of the West line of said lot or parcel 65.0 feet to the point of curvature of a curve to the left (West), said curve having a radius of 144.98 feet and a tangent length of 9.29 feet (a radius of 140.59 feet and a tangent length of 8.91 feet, per record title);

then along said curve 18.55 feet (17.79 feet, per record title) to the point of reverse curve, said curve to the right (East) having a radius of 144.98 feet and a tangent length of 9.29 feet ( a radius of 140.59 feet and a tangent length of 8.91 feet, per record title);

then along said curve 18.55 feet (17.79 feet, per record title) to the North line of said lot or parcel;

then South 78º19’07” West 3.00 feet (West, per record title) to the West line of said lot or parcel;

then Southerly along the West line of said lot or parcel 102.00 feet to the point of commencement;

as more particularly described on the Jessen Survey of Tracts 4 through 10.

TRACT NO. 10:

(Fee Simple)

Commence at a point in the South right-of-way line of Pujo Street, said point being 199.0 feet West of the intersection of the South right-of-way line of Pujo Street and the West right-of-way line of Ryan Street in the City of Lake Charles, Louisiana;

then go South 11º40’53” East 133.95 feet;

then go South 78º40’00” West 37.00 feet;

then go South 11º40’53” East 124.00 feet;

then go South 78º19’07” West 66.81 feet to the East right-of-way line of Pithon Street (formerly Ward’s Alley);

then go North 11º40’53” West 258.26 feet to the South right-of-way line of Pujo Street;

then go North 78º40’00” East 103.81 feet along the South right-of-way line of Pujo Street to the point of commencement;

as more particularly described on the Jessen Survey of Tracts 4 through 10.

Schedule I

Exhibit B

DESCRIPTION OF GROUND LEASES

TRACT NO. 2:

(Leasehold)

Beginning at a brass cap in concrete monument on West curb line of Ward’s Alley (now Pithon Street) at a point 133.33 feet South of South line of Pujo Street;

From this point of beginning, South 10º 51’ 26” West 169.3 feet to a brass cap in concrete monument on West curb line of Ward’s Alley (now Pithon Street);

then South 04º 57’ 54” West 30.85 feet to brass cap in concrete monument, said monument being one (1) foot west of west curb of Ward’s Alley (now Pithon Street), the southeast corner;

then North 78º 43’ 53” West 195.5 feet to brass cap in concrete monument; the southwest corner, said monument being 1.25 feet east of east curb of Lakeshore Drive;

then North 10º 23’ 35” East 200.0 feet along east curb line of Lakeshore Drive to brass cap in concrete monument, the northwest corner;

then North 78º 40’ East 194.0 feet to brass cap in concrete monument on west curb line of Ward’s Alley (now Pithon Street), the northeast corner and point of beginning, which Tract No. 2 is more particularly described according to the Jessen Survey of Tracts 1 through 3, as follows:

Commence at the point where the north right of way line of West Kirby Street (formerly Old North Court Street) intersects the west right of way line of Pithon Street (formerly Ward’s Alley) which commencement point is marked by a brass screw set in lead, then proceed along the west right of way line of Pithon Street North 11º 41’ 59” West a distance of 69.1 feet to a point and corner;

then proceed South 78º 38’ 39” West a distance of 1.0 feet to a point marked by an existing brass monument, the Point of Beginning;

then proceed South 78º 38’ 39” West a distance of 195.6 feet to a point and corner located in the easterly right of way line of Lakeshore Drive (formerly Front Street);

then continue along the easterly right of way line of Lakeshore Drive, North 12º 16’ 35” West a distance of 200.0 feet to a point and corner marked by a brass screw set in lead back of curb 0.2 feet west;

then proceed North 78º 40’ 00” East a distance of 194.0 feet to a point and corner located in the westerly right of way line of Pithon Street marked by a brass screw set in lead back of curb 0.7 feet east;

then proceed along the westerly right of way line of Pithon Street South 11º 50’ 17” East a distance of 169.3 feet to a point marked by a brass screw set in lead back of curb 0.3 feet east;

Schedule II

then continue along the westerly right of way line of Pithon Street, South 17º 39’ 49” East a distance of 30.85 feet to the Point of Beginning.

TRACT NO. 3:

(Leasehold)

Beginning at the southwest corner of Ward’s Alley (now Pithon Street) and Pujo Streets on South line of Pujo Street and West curb line of Ward’s Alley (now Pithon Street) a one (1”) inch bar; from this point of beginning South 11º 22’ 43” West 133.33 feet along West curb of Ward’s Alley (now Pithon Street) to a brass cap in concrete monument, the southeast corner;

then South 78º 40’ West 194.0 feet to a brass cap in concrete monument on east curb line of Lakeshore Drive, the southwest corner; which said southwest corner is 133.33 feet southerly of a bronze pin marking the former intersection of the easterly line of Front Street with the southerly line of Pujo Street;

then North 10º 33’ 33” East 133.33 feet along east curb line of Lakeshore Drive to the aforesaid bronze pin;

then North 78º 40’ East 196.6 feet along south line of Pujo Street to a one (1”) bar, the northeast corner and point of beginning; less that portion of the aforesaid property in the northwest corner now lying in a public street, which Tract No. 3 is more particularly described according to the Jessen Survey of Tracts 1 through 3, as follows:

Commence at a point where the north right of way line of West Kirby Street (formerly Old North Court Street) intersects the west right of way line of Pithon Street (formerly Ward’s Alley) which commencement point is marked by a brass screw set in lead;

then continue along the west right of way line of Pithon Street North 11º 41’ 59” West a distance of 69.1 feet to a point marked by a ½” rod;

then proceed South 78º 38’ 39” West a distance of 1.0 feet to a point marked by an existing brass monument;

then continue along the west right of way line of Pithon Street North 17º 39’ 49” West a distance of 30.85 feet to a point marked by a brass screw set in lead;

then continue along the west right of way line of Pithon Street, North 11º 50’ 17” West a distance of 169.3 feet to a point marked by a brass screw set in lead, the Point of Beginning;

then proceed South 78º 40’ 00” West a distance of 194.0 feet to a point located on the easterly right of way line of Lakeshore Drive (formerly Front Street) marked by a brass screw set in lead;

then proceed along the easterly right of way line of Lakeshore Drive North 12º 24’ 27” West a distance of 133.33 feet to a point and corner;

then proceed along the southerly right of way line of Pujo Street North 78º 40’ 00” East a distance of 196.6 feet to a point and corner marked by a brass screw set in lead;

Schedule II

then proceed along the westerly right of way line of Pithon Street South 11º 17’ 25” East a distance of 133.33 feet to the Point of Beginning.

TRACT NO. 6:

(Leasehold)

The following described property situated in the Parish of Calcasieu, State of Louisiana:

Beginning on the West side of Ryan Street 75 feet Southerly from the Southwest corner of Pujo and Ryan Streets;

then South 78º40’00” West along the South line of the Charleston Hotel property parallel to Pujo Street 130.0 feet (129.5 feet, more or less, per record title) to the center line of an existing party wall of the former Woosley Building;

then Southerly following the center line of said party wall a distance of 8.3 feet (7.1 feet, more or less, per record title) to the Baillio-Kushner property;

then South 78º40’00” West along the North line of the Baillio-Kushner property and the extension of same, a distance of 30.0 feet (31.4 feet, more or less, per record title) to the East line of the 16 foot alley at the West line of the original G.T. Rock property;

then South 12º20’00” East along the East line of said alley a distance of 57.7 feet (57.9 feet per record title) to the South line of original G.T. Rock property, being the North line of the Southern Amusement Company property;

then Easterly 30 feet along the North line of Southern Amusement Company property;

then North 12º20’00” West on the West line of Southern Amusement Company property 41.0 feet (41.14 feet per record title);

then North 78º40’00” East parallel to Pujo Street 130.0 feet (131.34 feet, more or less, per record title) to the West line of Ryan Street and the Northeast corner of Art Hollins, III, et. al., property;

then Northerly along said West line of Ryan Street 25 feet to the point of commencement;

as more particularly described on the Jessen Survey of Tracts 4 through 10.

TRACT NO. 7:

(Leasehold)

The following described property situated in the Parish of Calcasieu, State of Louisiana:

Commencing on the West side of Ryan Street 100 feet South of Southwest corner of the intersection of Ryan and Pujo Streets,

Schedule II

then South on the West side of Ryan Street 31 feet;

then South 78º40’00” West along the North line of Southern Amusement Company property 71 feet;

then South parallel to Ryan Street 10 feet (9 feet per record title);

then West parallel to Pujo Street 36.14 feet (34.5 feet per record title) to the East line of the property owned by Southern Amusement Company;

then along the East line of Southern Amusement Company property Northerly parallel to Ryan Street 41.0 feet (41.09 feet, more or less per ground lease, and 40 feet per record title) to the South line of the property owned by Baillio-Kushner;

then East 107.14 feet (106.84 feet per ground lease and 105.5 feet per record title) along the South line of the Baillio-Kushner property to the point of commencement;

as more particularly described on the Jessen Survey of Tracts 4 through 10.

TRACT NO. 8:

(Leasehold)

Parcel 1:

That certain lot in the City of Lake Charles, Louisiana, commencing at a point on the West side of Ryan Street, a distance of 131.0 feet South of Pujo Street at the Southeast corner of property owned by Art Hollins, III, et al;

then South on said West side of Ryan Street 89.5 feet;

then West parallel to Kirby Street (formerly North Court Street) 160.0 feet (162.6 feet per record title);

then North 12º 20’ 00” West 80.42 feet (80.5 feet, more or less, per record title) to the Southeast corner of the 16 foot alley leading into Pujo Street;

then East parallel to Pujo Street 89.0 feet (90.64 feet per record title);

then North parallel to Ryan Street 10 feet;

then East parallel to Pujo Street along the South line of Hollins property 71.0 feet to the Point of Commencement;

as more particularly described on the Jessen Survey of Tracts 4 through 10.

Parcel 2:

A lot in the City of Lake Charles on the East side of Pithon Street (formerly Ward’s Alley).

Schedule II

Commencing 258.26 feet (258.0 feet per record title) South of Pujo Street;

then South along Pithon Street (formerly Ward’s Alley) 42 feet to the Northwest corner of property owned by Louisiana Savings Association;

then East along the North line of Louisiana Savings Association property 66.67 feet;

then Southerly parallel to Pithon Street (South per record title) 102.0 feet to West Kirby Street and the Southeast corner of the property owned by Louisiana Savings Association;

then East 10.0 feet to the W.J. Boudreau, et al property;

then Northerly along the West line of said Boudreau property 144.0 feet;

then West 76.67 feet to the Point of Commencement;

as more particularly described on the Jessen Survey of Tracts 4 through 10.

Parcel 3:

The West 22.86 feet (24.50 feet per record title) of that certain lot in the City of Lake Charles, Louisiana, commencing 131.0 feet South of Pujo Street and 71.0 feet West of Ryan Street;

then Southerly parallel to Ryan Street, a distance of 10.0 feet;

then South 78º 40’ 00” West, a distance of 59.00 feet (60.64 feet per record title);

then North 12º 20’ 00” West 41.0 feet (per record title 41.14 feet);

then North 78º 40’ 00” East 59.00 feet (60.64 feet per record title);

then South 12º 20’ 00” East, a distance of 41.0 feet to the Point of Commencement (being bordered on the West by Baillio-Kushner property; on the East by Art Hollins III, et al property; and on the South by the Southern Amusement Company property);

as more particularly described on the Jessen Survey of Tracts 4 through 10.

Parcel 4:

That certain lot in the City of Lake Charles, Louisiana, for a point of beginning, commence at a point on the West side of Ryan Street, said point being 220.5 feet South of Pujo Street;

then South 78° 19’ 07” West 160.0 feet to the Point of Beginning;

then South 78° 19’ 07” West 68.66 feet (63.40 feet per record title);

Schedule II

then South 11° 40’ 53” East 36.0 feet;

then South 78° 19’ 07” West 10 feet;

then North 11° 40’ 53” West 117.00 feet;

then North 78° 40’ 00” East 77.6 feet;

then South 12° 20’ 00” East 80.42 feet (80.50 feet per record title) to the Point of Beginning;

as more particularly described on the Jessen Survey of Tracts 4 through 10.

TRACTS 9(A) and 9(B):

(Leasehold)

The following described property situated in the Parish of Calcasieu, State of Louisiana:

Tract 9(A)

Property situated on the West side of Ryan Street, commencing at a point Thirty-five (35’) feet North of Kirby Street (formerly North Court Street);

then extending North on the West side of Ryan Street Eighty-nine and 95/100 (89.95’) feet (Ninety (90’) feet per record title);

then West parallel to Kirby Street (formerly North Court Street) Seventy-one (71’) feet;

then South 12º20’00” East parallel to Ryan Street Eighty-nine and 95/100 (89.95’) feet (Ninety (90’) feet, per record title);

then East parallel to Kirby Street (formerly North Court Street) Seventy-one (71’) feet to the point of commencement;

as more particularly described on the Jessen Survey of Tracts 4 through 10.

AND

Tract 9(B)

Commencing at a point on the North side of Kirby Street (formerly North Court Street) 181 feet Westerly of the Southeast corner of the block bounded by Ryan, Pujo, Lakeshore Drive (formerly Front Street) and Kirby Street (formerly North Court Street);

then Westerly along the North side of Kirby Street (formerly North Court Street) 49.66 feet (49’8”);

then North 11º40’53” West ( Northerly at right angles per record title) 180 feet;

Schedule II

then North 78º19’07” East parallel to Kirby Street (formerly North Court Street) a distance of 157.65 feet (159 feet and 8 inches per record title);

then South12º20’00” East parallel to Ryan Street (perpendicular to North Court Street per record title) 144.95 feet (145 feet per record title);

then Westerly parallel to Kirby Street (formerly North Court Street) 75 feet;

then North 12º12’31” West (Northerly perpendicular to North Court Street per record title) 25 feet;

then Westerly parallel to Kirby Street (formerly North Court Street) 35 feet;

then South 12º12’31” East 60 feet to the point of commencement;

as more particularly described on the Jessen Survey of Tracts 4 through 10.

Schedule II